Cooperation Agreement

Agreement No.: 001 2011
Party A:Dalian Befut Wire & Cable Manufucturing Co., Ltd.
Address:Dalian Changxing Island Harbor Industrial Zone
Party B: Dalian Longyu Engineering Construction Co., Ltd.
Address: Dalian Changxing Island Harbor Industrial Zone
Party C: Dalian Marine Equipment Industrial Zone Co., Ltd.
Address: Dalian Changxing Island Harbor Industrial Zone
Date: 03/18/2011
Signed at:Dalian

Party A is the legal user of the land in [Big Country (2009) No.06067] land use right certificate, with plans to launch Phase II Project of Wire & Cable Facility(“Project”) and expand existing production scale. Party A authorizes Party B to assist to organize, coordinate and in charge of the  examination and approval in connection with the completion of the Project, handling the applications of relevant ownership certificates, as well as providing relevant favorable terms to Party A in marketing, sales and other aspects.

With the principle of friendly discussion, Party A and Party B hereby reach the following agreement, which they will both abide by.

Item 1. Project Introduction

1.	Project Name: Befut Phase II Project
2.
Cooperation Form: Party A authorizes Party B to build plant, all-purpose building, office building, gym, storage yard, road, landscaping, lighting, comprehensive distribution network, water facilities and other relevant affiliated buildings.

3.	Project Location: Changxing Island Harbor Industrial Zone Marine Equipment Industrial Zone Phase I, Dalian, Liaoning Province.
4.
Project details: mainly engaged in the manufacturing and selling of marine, industrial and residential wires and cables (must be within the business scope approved by the industrial and commercial bureau)

5.
Project Scale: This project covers an area of 89,684.4 sq. meters.  The buildings covers an area of 75,352.11 sq. meters (actual area should be approved by Dalian Changxing Island Harbor Industry Zone Planning Department).  Construction cost is estimated to be within  RMB 175 million (all expenses are determined by budget and final cost, and Party B needs written confirmation from Party A regarding its expenses for this Project, otherwise Party A has the right to refuse to pay to Party B at final settlement)

6.
Constructions: according to the agreed blueprint, including the industrial zone, plant, office building, etc. Party A checks and maintains the plan of the project as well as the expenses. Heating method is by heater.(Decoration of office buildings and constrution of electric facilities are not included in this agreement. Both parties could make further discussion if necessary.)

7.	Party B has the responsibility to handle design and reporting procedures of electric power. Party A is in charge of construction. Landscaping will commence in March, 2013.
8.	Construction Term: This project construction is estimated to commence in April 2011and complete by December 31st, 2012.

Item 2 Payment of Construction

1.	Within one month from the date this agreement is signed, Party A will pay 2% of the total payment, i.e. RMB 3.5 million, and the construction starts.
2.	Within 90 days, Party A will pay 20% of the total payment, i.e. RMB 35 million.
3.	Thereafter, Party A will pay up to 70% of the total payment according to the progress of the construction.
4.
20% of the total payment shall be paid after the main buildings are completed and the construction meet the standards, as well as property certificates of all buildings and all the documents for manufacturing that Party A need have been obtained.

5.	10% of the total payment is Quality Assurance Deposit, and it shall be paid within one year.
6.
Both agree that Party B has the responsibility for construction, as well as handle relevant documents.  The constructor with relevant certificates shall be determined by both Party A and Party B through bidding.

7.
All the expenses relating to budget, final cost and modification for all the engineering projects, including but not limited to, design, reconnaissance, construction, supervision, must be signed and confirmed by Party A, otherwise Party A will not approve. All the expenses that Party B pays to third parties during the construction period need to be approved by Party A in writing.   Otherwise Party A has the right to refuse to pay to Party B.(Party A should sign to confirm within 5 days after receiving the above contents which needs confirmation. If Party A does not confirm or raise comments, Party A is deemed to have agreed.)

Item 3 Agreement on property right registration

Party A authorizes Party B to apply for all the property right certificates related to all the buildings, which should register under the name of Party A. Party A is responsible for the expenses. Party B should complete all ownership certificates to the buildings and houses within 90 days from the completion of the buildings and registration in local housing department.

Item 4 Building Delivery

A.	Building Delivery Time
1.	Buildings should be handed over by December 31st, 2012.(except landscaping)
2.	Under the following special cases, Party B could apply for an extension:
☐	The occurrence of any force majeure which are beyond our control;
☐	Extensions caused by compliance with laws, government regulations and local ordinance;
☐	Delays caused by install public ancillary facilities;
☐	Other extensions not caused by Party A.

B.	Building Delivery
1.
Party B should notify Party A in written form according to the agreed delivery time. If Party B can not deliver buildings on time due to its own problem, Party B is responsible for the direct economic damage of Party A.

2.
Within 15 days since Party A receives the building acceptance notice, Party A should check the buildings in time. If Party A refuses to check the buildings without proper reasons, all buildings will be deemed to have passed the examination. And Party A is responsible for the direct economic damage of Party B. However, if the project fails to pass the examination standard, Party A has the right to refuse to accept the delivery.

 Item 5 Planning, Designing and Modifying

1.	The blueprint and the drawings of the project must be approved by Party A in written form before Party B could start construction.
2.
During the period of construction, neither parties may modify the functionality of the plan and design.  To modify, both parties must reach an agreement and approved by relevant government agencies if their approvals are required.

3.	Non-functional modifications of the plan and design shall be further discussed by both parties.

 Item 6 Warranty

1.	From the date the buildings are delivered, the scope and duration of warranty that Party B is responsible for is in accordance with relevant government regulations.
2.
When buildings have quality problems within the warranty scope and period, Party A should immediately inform Party B, and take action to avoid any further loss. Party B should also carry out its responsibilities specified in the warranty. If Party B does not repair in time and causes the loss, Party B should assume all the responsibility.

3.
From the date the buildings are delivered, if the buildings damage from force majeure or other reason not relating to Party B, Party B does not assume the responsibility, however, Party B can assist to repair and Party A pays the relevant expenses.

 Item 7 Rights and Responsibilities

A.	Party A’s Rights and Responsibilities
1.
Party A has the right to appoint its representatives to participate in the project management, coordination and liaison, as well as supervision for project quality and progress. Party A has the right to change its representatives at any time, but should keep Party B informed in advance.

2.
Party A should strictly follow the agreement to pay to Party B, and also accepts the delivery of buildings.  If the Project is delayed due to Party A’s fault, Party B does not assume the responsibility.

3.
It must get written approval from Party C, if Party A rebuilds or expands the buildings after they are examined and accepted, or carries out other constructions in the industrial zone that may have side effect to the design and environment.

4.	After accepting the buildings, maintenance, management and risks of the buildings, except the quality of main buildings, are all assumed by Party A.

B. Party B’s rights and obligations
1.
Party B has the rights to request party A to make the plan according to the CMC’s determined construction scheme.  The volume rate, construction coefficient , greening rate shall conform to the planning department’s requirements.

2.	In reasonable condition, party B has the right to refuse to perform work requested by Party A that are beyond the scope of this agreement.
3.
Party B is responsible for the materials, project approval, construction planning license, construction license, designing that are needed in the project, and also the construction organization and the completion acceptance. Party A should support accordingly.

Item 8 Miscellaneous Provisions

1.
If Party A and Party B needs to assign this agreement to another party for special reasons, they should have a friendly negotiation with each other and the new party shall undertake the rights and obligations of from Party A or Party B which assigns the agreement to it.

2.	If Party B fails to perform its obligations under this agreement, Party A has the right to sue Party C, and Party C shall jointly undertake Party B’s obligations under this agreement with Party B.

Item 9 Breach of Contract

Both Party A and Party B shall strictly perform their obligations under this agreement.  If either party breaches the contract, the party in breach shall be responsible for non-breaching party’s actual losses which include, but not limited to the attorney fees, auction fees, evaluation fees and travel fees.

Item 10 Confidentiality

Both Party A and Party B agree to keep confidential and will not disclose the technology and business secrets related to the operation, management or project to a third party.

Item 11 Force Majeure

Where either party fails to perform this contract due to force majeure, such as earthquake, typhoon, flood, fire and wars, it shall notify the other party in writing within 15 days after the occurrence of the force majeure and discuss with the other party regarding whether perform this contract partially, or delay performance or terminate this contract.

Neither party is in breach if the construction is suspended or terminated due to government policy changes.

Item 12 Applicable Law

The formation, validity, explanation and dispute settlement of this agreement should be  governed by the law of the People’s Republic of China.

Item 13 Dispute Resolution

All disputes arising out of this agreement should be settled by both parties. Where the disputes cannot be resolved through friendly negotiation, it should be referred to and finally decided by the People’s Court in the location of Party A.

Item 14
Matters not mentioned herein shall be resolved through negotiations by both parties.  Any revision or supplement of this agreement shall be in writing.

Item15. Condition for this agreement to take effect

This Agreement shall become effective from the date when the legal representatives or authorized representatives of all the parties sign and stamp the company chop on the Agreement. Each party shall keep three copies of this agreement.

Party A:Dalian Befut Wire & Cable Manufucturing Co., Ltd.

    With Company seal
_______________________________________

Party B: Dalian Longyu Engineering Construction Co., Ltd.

       With Company seal
_______________________________________

Party C: Dalian Marine Equipment Industrial Zone Co., Ltd.

    With Company seal
_______________________________________